SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2026

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34582	27-0950358
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3 Easton Oval Suite 500	Columbus	Ohio	43219
(Address of principal executive office)			(Zip code)

(814) 726-2140
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, 0.01 Par Value	NWBI	NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;         Compensatory Arrangements of Certain Officers

Restricted Stock Unit Grant to Chief Executive Officer

In 2024, our Compensation Committee undertook a review of compensation levels for our president and chief executive officer, Lou Torchio. Mr. Torchio has been serving as our chief executive officer since August 2022 and has had a meaningful impact on transforming our business and operations and is expected to continue to do so. Having reviewed Mr. Torchio’s performance and compensation relative to our peers, our Compensation Committee believes that Mr. Torchio’s performance has been excellent while he has historically been paid less than chief executive officers of other companies in our peer group. Mr. Torchio will turn 65 in 2027, and thus our Compensation Committee desires to create a meaningful incentive for Mr. Torchio to continue to serve in his chief executive officer role past attaining normal retirement age.

In light of the foregoing, on November 20, 2024, the Compensation Committee and Board of Directors approved an award of restricted stock units to Mr. Torchio in an amount equal to $2,000,000 divided by the closing price of our shares on the date of grant (the “Original Award”). The Original Award vests, contingent upon his continued employment with us, on the first day following fourth anniversary of the grant date and will be settled in two installments, with the first installment to be settled on the vesting date and the second installment to be settled on the six month anniversary of Mr. Torchio’s termination of employment that follows the vesting date. Such restricted stock units are subject to full accelerated vesting and settlement upon (i) a termination of employment resulting from Mr. Torchio’s death or disability, or (ii) a termination of employment by us without cause or by Mr. Torchio for “Good Reason” occurring (a) within 24 months following a change in control or (b) following the date at which Mr. Torchio attains age 65. In the event that there is a termination of Mr. Torchio’s employment by us without cause or by Mr. Torchio for “Good Reason” occurring prior to Mr. Torchio attaining age 65 and other than within 24 months following a change in control, then a pro-rated portion of the restricted stock units will vest and settle on the date of such termination based upon the portion of the four-year vesting period that transpired prior to such termination of employment. The Original Award was granted and effective on December 20, 2024.

After it was subsequently determined that a portion of the Original Award exceeded the annual individual grant limit under our 2022 Equity Incentive Plan’s (the “2022 Plan”), our Compensation Committee rescinded the excess portion on August 20, 2025. At our 2026 annual meeting of shareholders on May 20, 2026, our shareholders approved the 2026 Equity Incentive Plan (the “2026 Plan”). The 2026 Plan increased the individual grant limit such that the grant date fair value of awards granted to any employee for any calendar year may not exceed $5,000,000 (as compared to $1,000,000 under the 2022 Plan). On July 22, 2026, our Compensation Committee and Board of Directors approved an award of 125,298 restricted stock units to Mr. Torchio (the “New Award”), the terms of which award would be consistent with the vesting and other terms described above for the Original Award. The New Award represents the number of shares rescinded from the Original Award as well as shares that the Compensation Committee expected to have granted to Mr. Torchio under the regular annual grant process in March 2025 and March 2026 if the 2026 Plan individual grant limit of $5,000,000 had been in effect at such times. The New Award will be made and be effective on or about July 31, 2026.

The foregoing is only a summary of Mr. Torchio’s New Award and is qualified in its entirety by the actual agreement which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2026.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

Date:	July 24, 2026	By:	/s/ Erin F. Siegfried
Erin F. Siegfried
Chief Legal Counsel